Exhibit 10.3

EXECUTION COPY
RETIREMENT AND SEPARATION AGREEMENT
This Retirement and Separation Agreement (the “Agreement”) is made as of September 5, 2023 (the “Agreement Effective Date”) by and between Anna Protopapas (the “Executive”) and Mersana Therapeutics, Inc. (“Mersana” or the “Company”) (together, the “Parties”).
WHEREAS, the Company and Executive are parties to that certain amended and restated letter agreement dated as of March 17, 2017 (the “Offer Letter”), under which Executive currently serves as President and Chief Executive Officer of the Company;
WHEREAS, Executive has notified the Company of her desire to retire from the Company, and the Parties mutually have agreed to establish terms for Executive’s separation from employment with the Company and continued service on the Board of Directors of the Company (the “Board”); and
WHEREAS, the Parties agree that the payments, benefits and rights set forth in this Agreement shall be the exclusive payments, benefits and rights due Executive in connection with her retirement and separation from employment with the Company and in connection with her continued service on the Board;
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1)Retirement Date
a)Executive’s effective date of retirement and separation from employment with the Company will be September 10, 2023 (the “Retirement Date”) and such retirement and separation will be announced by the Parties on September 6, 2023. As of the Retirement Date, Executive hereby resigns from her positions as President and Chief Executive Officer of the Company and from any and all other positions she holds as an officer or employee of the Company or as an officer or director of any subsidiary of the Company, and further agrees to execute and deliver any documents reasonably necessary to effectuate such resignations, as requested by the Company. As of the Retirement Date, the Offer Letter will terminate and be of no further force or effect; provided, however, that the Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement dated February 2, 2015 and referenced in the Offer Letter (the “Restrictive Covenants Agreement”) shall remain in full force and effect from and after the Retirement Date.
b)By no later than September 15, 2023, Executive shall be paid, in accordance with the Company’s regular payroll practices, all unpaid base salary earned through such date, including any amounts for accrued unused vacation time to which Executive is entitled through the Retirement Date in accordance with Company policy, reimbursement of any properly incurred unreimbursed business expenses incurred through the Retirement Date and the amount equal to any money paid into the Company’s Employee Stock Purchase Plan for the remainder of the plan period in which the Retirement Date occurs (together, the “Accrued Obligations”). As of Executive’s Retirement Date, all salary payments from the Company will cease and any benefits Executive had as of such date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law or as otherwise specifically set forth in this Agreement.
2)Membership on Company’s Board of Directors. The Executive shall remain a member of the Company’s Board of Directors through the expiration of her current term and thereafter as nominated and elected in accordance with the Company’s guidelines and policies related to nomination and election of members of the Board and the Company’s certificate of incorporation and bylaws. After the Retirement Date, while the Executive is a non-employee director of the Company, Executive shall receive the compensation set forth in the Amended and Restated Non-Employee Director Compensation Policy, with an effective date of December 1, 2022, as amended from time to time, including annual cash compensation and annual equity grants (the “NED Compensation Policy”). For the avoidance of doubt, pursuant to the NED Compensation Policy, Executive shall receive a pro-rated cash retainer payment for the third quarter of 2023 for her service as a non-employee director between September 11, 2023 and September 30, 2023. Additionally, on September 11, 2023, subject to approval by the Board, Executive shall be granted an option to purchase 16,643 shares of Common Stock at an exercise price per share equal to the closing price of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) on September 11, 2023, and 16,643 restricted stock units (“RSUs”), each RSU representing the contingent right to receive one share of Common Stock, which options and RSUs shall be subject to the terms of the Company’s 2017 Stock Incentive Plan and shall vest on the same schedule as the annual awards granted to the Company’s non-employee directors on June 8, 2023.
3)Retirement Benefits. In consideration of Executive’s entering into and abiding by the commitments and obligations set forth in this Agreement and provided Executive (i) signs and returns this Agreement on or before September 6, 2023, (ii) continues employment through the Retirement Date in accordance with the terms hereof, (iii) signs and returns the Additional Release of Claims attached hereto as Attachment A (the “Additional Release”) no earlier than the Retirement Date and no later than September 27, 2023 and does not timely revoke such Additional Release as described therein, and (iv) complies with the terms of this Agreement, the Additional Release and the Restrictive Covenants Agreement, the Company will provide Executive with the following retirement benefits (the “Retirement Benefits”):
a)Although following the Retirement Date, Executive will no longer be eligible to receive the performance bonus described in the Offer Letter, the Company will nonetheless provide Executive with a payment of the performance bonus that she would have earned for 2023, pro-rated for the portion of 2023 for which Executive was employed by the Company, based on Company performance as assessed by the Board of Directors (or a duly authorized committee thereof). This bonus shall be paid to Executive in a lump sum payment, less all applicable taxes and withholdings, at the time the Company regularly pays out management bonuses for 2023, but in no event later than March 15, 2024.
b)Executive and the Company hereby agree that, notwithstanding any term of any outstanding stock option or restricted stock unit held by Executive or in any other agreement between the Company and Executive, (i) the vesting with respect to that certain stock option granted January 15, 2021 (grant no. 001409) (the “2021 Option”) shall cease vesting on the Retirement Date and Executive shall have a period of three months following the Retirement Date to exercise the vested portion of the 2021 Option (and thereafter any unexercised portion of the 2021 Option shall be forfeited), and (ii) any and all other such stock options and restricted stock unit awards shall continue to vest through January 31, 2025, subject to Executive’s continued service to the Company through such date. In addition, notwithstanding any term of any outstanding stock option or in any other agreement between the Company and the Executive, the exercise period for each stock option held by the Executive (other than the 2021 Option, which shall be exercisable as set forth in clause (i) above), shall expire on the earlier of the end of the applicable term of the option and three months after Executive ceases to be a member of the Board. Executive agrees and acknowledges that by virtue of the extension of the post-termination exercise period for Executive’s stock options provided for in the previous sentence, any stock options that were intended to be “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), shall, as of the effective date of such extension, be treated as, and taxable as, non-qualified stock options for all tax purposes.
Other than the Retirement Benefits and Accrued Obligations, Executive will not be eligible for, nor shall she have a right to receive, any payments or benefits from the Company following the Retirement Date. For the avoidance of doubt, Executive acknowledges that she is not eligible for or entitled to receive any severance benefits or other payments or benefits pursuant to the Offer Letter, and further acknowledges that she will not be eligible to receive the Retirement Benefits (or any payments or benefits from the Company other than the Accrued Obligations) if she fails to timely enter into this Agreement and the Additional Release or if she fails to comply with her obligations under this Agreement, the Additional Release or the Restrictive Covenants Agreement.
4)Release of Claims. Except as otherwise set forth in Sections 4(i)-(vi) below, in consideration of the Retirement Benefits, which Executive acknowledges she would not otherwise be entitled to receive, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with, separation or retirement from, and/or ownership of securities of the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102, Mass. Gen. Laws ch. 214, § 1C (Massachusetts right to be free from sexual harassment law), the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts

Parental Leave Act, Mass. Gen. Laws ch. 149, § 105D, the Massachusetts Paid Family and Medical Leave Act, Mass. Gen. Laws ch. 175m, § 1, et seq., the Massachusetts Earned Sick Time Law, Mass. Gen. Laws ch. 149, § 148c, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all rights and claims under the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq., as amended (Massachusetts law regarding payment of wages and overtime), including any rights or claims thereunder to unpaid wages, including overtime, bonuses, commissions, and accrued, unused vacation time as of the date Executive executes this Agreement; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Offer Letter); all claims, other than as set forth in Section 4(iv) below, to any non-vested ownership interest in the Company or any of its affiliates, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims shall not (i) prevent Executive from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Executive acknowledges that she may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Executive further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding); (ii) deprive Executive of any rights Executive may have to be indemnified by the Company as provided in any agreement between the Company and Executive or pursuant to the Company’s Certificate of Incorporation or Bylaws and/or any insurance coverage applicable to Executive under any Company insurance policy applicable to acts or omissions of Directors and/or Officers of the Company; (iii) prevent Executive from enforcing any of the terms and covenants of this Agreement after it becomes effective; (iv) prevent continued vesting of certain equity grants as set forth in Section 3(b)(ii) of this Agreement; (v) deprive Executive of any rights Executive may have as a shareholder of the Company; or (vi) constitute a waiver or release of any right to the Accrued Obligations that remain unpaid as of the Agreement Effective Date.
5)Ongoing Obligations. Executive acknowledges and reaffirms her obligation, except as otherwise permitted by Section 9 below, to keep confidential and not to use or disclose any and all non-public information concerning the Company acquired by her during the course of her employment with and/or service as a director of the Company, including, but not limited to, any non-public information concerning the Company’s business, operations, products, programs, affairs, performance, personnel, technology, science, intellectual property, plans, strategies, approaches, prospects, financial condition or development related matters. Executive also acknowledges and reaffirms all of her continuing obligations pursuant to the Restrictive Covenants Agreement, which survive her separation from employment with the Company and shall remain in full force and effect.
6)Non-Disparagement. Executive understands and agrees that, except as otherwise permitted by Section 9 below, she will not, in public or private, make any false, disparaging, negative, critical, adverse, derogatory or defamatory statements, whether orally or in writing, including online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, key opinion leader, financial institution, research analyst or current or former employee, board member, consultant, shareholder, client or customer of the Company, regarding the Company, or any of the other Released Parties, or regarding the Company’s business, operations, products, programs, affairs, performance, personnel, technology, science, intellectual property, plans, strategies, approaches, prospects, financial condition or development related matters. In turn, the Company agrees to instruct its officers and directors not to, in public or private, make any false, disparaging, derogatory or defamatory statements, online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, key opinion leader, financial institution, research analyst, or current or former board member, consultant, client, or customer of the Company, regarding Executive. Notwithstanding the foregoing, Executive is permitted make truthful statements in the good faith performance of Executive’s responsibilities as a director of the Company.
7)Return of Company Property. The Company agrees that Executive may keep the laptop issued to her by the Company; provided that, if Executive ceases to be a director of the Company, Executive will cooperate with the Company in order to have such laptop wiped clean of all Company data and information. The Company further agrees that Executive will retain the Company E-mail address she had during her employment as long as she is a director of the Company. Executive confirms that, except as has been agreed to by the Company, she will return to the Company all other property of the Company, tangible or intangible, including but not limited to files, records (and copies thereof), Company-issued equipment, Company identification and any other Company-owned property in her possession or control and that she will leave intact all electronic Company documents, including but not limited to those that she developed or helped to develop during her employment. As of Executive’s Retirement Date, the Company will cancel all accounts for Executive’s benefit, if any, in the Company’s name, including but not limited to, credit cards. Notwithstanding the foregoing, Executive may retain documents and information related to the terms and conditions of her employment and/or retirement or that are necessary for her continued service on the Board.
8)Confidentiality. Executive understands and agrees that, except as otherwise permitted by Section 9 below, the contents of the negotiations and discussions resulting in this Agreement shall be maintained as confidential by Executive and her agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company and except to her immediate family, legal, financial and tax advisors, on the condition that any individuals so informed must hold the above information in strict confidence.
9)Scope of Disclosure Restrictions. Nothing in this Agreement, the Additional Release, or elsewhere prohibits Executive from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. Executive is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information Executive obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding Executive’s confidentiality and nondisclosure obligations, Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”
10)Cooperation. Executive agrees that, to the extent permitted by law, she shall reasonably cooperate at reasonable times mutually agreed upon by Executive and the Company, with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding, to provide any relevant information in her possession, and to act as a witness when requested by the Company. The Company will reimburse Executive for all reasonable and documented out of pocket costs that she incurs to comply with this paragraph. In addition, if Executive is no longer a director of the Company, the Company will pay Executive a fee of $500 per hour, or an increased hourly fee as mutually agreed upon by Executive and the Company when such cooperation is requested by the Company, for time Executive spends cooperating with the Company, except the Company will not at any time pay Executive any fee for time spent providing testimony in any arbitration, trial, administrative hearing or other proceeding. Executive further agrees that, to the extent permitted by law, she will notify the Company promptly in the event that she is served with a subpoena (other than a subpoena issued by a government agency), or in the event that she is asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.
11)Tax Acknowledgement; Code Section 409A.
a)Executive acknowledges that she is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the consideration set forth herein. Any and all payments made hereunder shall be subject to all applicable withholding.
b)This Agreement and all payments and benefits provided for hereunder are intended to be exempt from, or if not so exempt, to comply with, the requirements of Section 409A of the Code and the guidance issued thereunder (“Section 409A”), and this Agreement shall be interpreted and implemented accordingly. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments and benefits hereunder are either exempt from or comply with Section 409A. The Company makes no representation or warranty and shall have no liability to the Executive or to any other person if any of the provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.
c)To the extent that any payment or benefit described in this Agreement constitutes "non-qualified deferred compensation" under Section 409A, and to the extent that such payment or benefit is payable upon Executive’s termination of employment, then such payments or benefits shall be payable only upon Executive’s "separation from service." The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder. Notwithstanding anything to the contrary in this Agreement, if, upon Executive’s separation from service, Executive is a “specified employee” as defined under Section 409A, then, to the extent required under Section 409A, any amounts that would otherwise be payable, on account of Executive’s separation from service, within six (6) months following Executive’s separation that would constitute deferred compensation within the meaning of Section 409A and that would not qualify for an exemption under Section 409A, shall instead be paid in a lump sum on the first business day following the expiration of such six (6) month period, or if earlier, upon Executive’s death.
12)Amendment and Waiver. This Agreement and the Additional Release, upon their respective effective dates, shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties. This Agreement and the Additional Release are binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors/administrators/personal representatives, and successors. No delay or omission by the Company in exercising any right under this Agreement or the Additional Release shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
13)Validity. Should any provision of this Agreement or the Additional Release be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement or the Additional Release.
14)Nature of Agreement. Both Parties understand and agree that this Agreement is a retirement and release of claims agreement and does not constitute an admission of liability or wrongdoing on the part of the Company or Executive.
15)Acknowledgments. Executive understands that she will not be eligible to receive the Retirement Benefits unless she timely signs, returns, and does not revoke the Additional Release. Executive acknowledges that she has been given a reasonable amount of time to consider this Agreement, and until September 27, 2023 to consider the Additional Release (such 21-day period, the “Consideration Period”), and that the Company is hereby advising her to consult with an attorney of her own choosing prior to signing this Agreement and the Additional Release. Executive further acknowledges and agrees that any changes made to this Agreement or any exhibits or attachments hereto following her initial receipt of this Agreement, whether material or immaterial, shall not re-start or affect in any manner the Consideration Period. Executive understands that she may revoke the Additional Release for a period of seven (7) days after she signs it by notifying the Company in writing, and that the Additional Release shall not be effective or enforceable until the expiration of the seven (7) day revocation period. Executive understands and agrees that by entering into the Additional Release she will be waiving any and all rights or claims she might have under the Age Discrimination in Employment

Act, as amended by the Older Workers Benefit Protection Act, and that she will have received consideration beyond that to which she was previously entitled.
16)Voluntary Assent. Executive affirms that no other promises or agreements of any kind have been made to or with Executive by any person or entity whatsoever to cause her to sign this Agreement, and that she fully understands the meaning and intent of this Agreement and that she has been represented by counsel of her own choosing. Executive further states and represents that she has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs her name of her own free act.
17)Governing Law. This Agreement and the Additional Release shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. Each of the Company and Executive hereby irrevocably submits to and acknowledges and recognizes the exclusive jurisdiction and venue of the courts of the Commonwealth of Massachusetts, or if appropriate, the United States District Court for the District of Massachusetts (which courts, for purposes of this Agreement and the Additional Release, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement and the Additional Release or the subject matter thereof.
18)Entire Agreement. This Agreement, including the Additional Release and Restrictive Covenants Agreement, contains and constitutes the entire understanding and agreement between the Parties hereto with respect to Executive’s retirement and separation from the Company, and the settlement of claims against the Company, and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith, including, without limitation, the Offer Letter.
19)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Facsimile and PDF signatures shall be deemed to be of equal force and effect as originals.

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IN WITNESS WHEREOF, the Parties have set their hands and seals to this Agreement as of the date(s) written below.
MERSANA THERAPEUTICS, INC.

/s/ Alejandra Carvajal

By:     Alejandra Carvajal
Title:    SVP, Chief Legal Officer & Secretary

I hereby agree to the terms and conditions set forth above. I have been given a reasonable amount of time to consider this Agreement and I have chosen to execute this on the date below. I further understand that my receipt of the Retirement Benefits is contingent upon my timely execution, return and non-revocation of the Additional Release, and that I have been given at least twenty-one (21) days to consider such Additional Release, and will have seven (7) days in which to revoke my acceptance after I sign such Additional Release.

ANNA PROTOPAPAS
/s/ Anna Protopapas                Date:     9/5/2023

[Signature Page to Retirement and Separation Agreement]

ATTACHMENT A
ADDITIONAL RELEASE OF CLAIMS
This Additional Release of Claims (this “Additional Release”) is made by Anna Protopapas (“Executive”) as of the date set forth opposite her signature below. Capitalized terms used but not defined herein have the meanings set forth in the Retirement and Separation Agreement to which this Additional Release is attached as Attachment A.
WHEREAS, Executive’s Retirement Date has occurred on or prior to the execution of this Additional Release; and
WHEREAS, Executive is entering into this Additional Release in accordance with the terms and conditions set forth in the Retirement and Separation Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive hereby agrees as follows:
1.Release – Except as otherwise set forth in Sections 4(i)-(v) below, in consideration of the Retirement Benefits set forth in the Retirement and Transition Agreement, which Executive acknowledges she would not otherwise be entitled to receive, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against any or all of the Released Parties up to the date on which she signs this Additional Release, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with, separation or retirement from, and/or ownership of securities of, the Company including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102, Mass. Gen. Laws ch. 214, § 1C (Massachusetts right to be free from sexual harassment law), the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Parental Leave Act, Mass. Gen. Laws ch. 149, § 105D, the Massachusetts Paid Family and Medical Leave Act, Mass. Gen. Laws ch. 175m, § 1, et seq., the Massachusetts Earned Sick Time Law, Mass. Gen. Laws ch. 149, § 148c, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all rights and claims under the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq., as amended (Massachusetts law regarding payment of wages and overtime), including any rights or claims thereunder to unpaid wages, including overtime, bonuses, commissions, and accrued, unused vacation time; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Offer Letter); all claims other than as set forth in Section 1(iv) below to any non-vested ownership interest in the Company or any of its affiliates, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims shall not (i) prevent Executive from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Executive acknowledges that she may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Executive further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding); (ii) deprive Executive of any rights Executive may have to be indemnified by the Company as provided in any agreement between the Company and Executive or pursuant to the Company’s Certificate of Incorporation or Bylaws and/or any insurance coverage applicable to Executive under any Company insurance policy applicable to acts or omissions of Directors and/or Officers of the Company; (iii) prevent Executive from enforcing any of the terms and covenants of this Agreement after it becomes effective; (iv) prevent continued vesting of certain equity grants as set forth in Section 3(b)(ii) of the Retirement and Separation Agreement; or (v) deprive Executive of any rights Executive may have as a shareholder of the Company.
2.Return of Company Property – The Company agrees that Executive may keep the laptop issued to her by the Company; provided that, if the Executive ceases to be a director of the Company, Executive will cooperate with the Company in order to have such laptop wiped clean of all Company data and information. The Company further agrees that Executive will retain the Company E-mail address she had during her employment as long as she is a director of the Company. Executive confirms that, except as has been agreed to by the Company, she has returned to the Company all other property of the Company, tangible or intangible, including but not limited to files, records (and copies thereof), Company-issued equipment, Company identification and any other Company-owned property in her possession or control and that she has left intact all electronic Company documents, including but not limited to those that she developed or helped to develop during her employment. As of Executive’s Retirement Date, the Company canceled all accounts for Executive’s benefit, if any, in the Company’s name, including but not limited to, credit cards. Notwithstanding the foregoing, Executive may retain documents and information related to the terms and conditions of her employment and/or retirement or that are necessary for her continued service on the Board.
3.Business Expenses; Final Compensation – Executive acknowledges that she has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of her employment and that no other reimbursements are owed to her as a result of her employment. Executive further acknowledges that she has received all compensation due to her from the Company, including, but not limited to, all wages, bonuses and accrued, unused vacation time, and that she is not eligible or entitled to receive any additional payments or consideration from the Company beyond the Retirement Benefits (and any compensation as a non-employee director in accordance with Section 2 of the Retirement and Separation Agreement).
4.Time for Consideration; Acknowledgments – Executive acknowledges that, in order to receive the Retirement Benefits, she must sign and return this Additional Release no earlier than the Retirement Date and no later than September 27, 2023 and she must continue to comply with her obligations under the Restrictive Covenants Agreement (as defined in the

Retirement and Separation Agreement). Executive acknowledges that she has been given at least twenty-one (21) days to consider this Additional Release, and that the Company advised her to consult with an attorney of her own choosing prior to signing this Additional Release. Executive understands that she may revoke this Additional Release for a period of seven (7) days after she signs it by notifying the Company in writing, and the Additional Release shall not be effective or enforceable until the expiration of this seven (7) day revocation period (the day immediately following expiration of such revocation period). In the event Executive executes this Additional Release prior to September 27, 2023, she acknowledges that such decision is entirely voluntary and that she has had the opportunity to consider such release until the end of the twenty-one (21) day period. Executive understands and agrees that by entering into this Additional Release, she is waiving any and all rights or claims she might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that she has received consideration beyond that to which she was previously entitled.
5.Voluntary Assent – Executive affirms that no other promises or agreements of any kind have been made to or with her by any person or entity whatsoever to cause her to sign this Additional Release, and that she fully understands the meaning and intent of this Additional Release. Executive states and represents that she has had an opportunity to fully discuss and review the terms of this Additional Release with an attorney. Executive further states and represents that she has carefully read this Additional Release, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs her name of her own free act.
For the avoidance of doubt, this Additional Release supplements, and in no way limits, the Retirement and Separation Agreement.
I hereby provide this Additional Release as of the current date and acknowledge that the execution of this Additional Release is in further consideration of the Retirement Benefits, to which I acknowledge I would not be entitled if I did not enter into this Additional Release. I intend that this Additional Release will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

ANNA PROTOPAPAS

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